UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2005

PremierWest Bancorp
 (Exact Name of Registrant as specified in its charter)

Oregon	000-50332	93 - 1282171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

503 Airport Road, Medford, Oregon 97504
Address of Principal Executive Office

Registrant's telephone number including area code 541-618-6003

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01     Entry into a Material Definitive Agreement.

         The Board of Directors of PremierWest Bancorp approved the 2005 Bonus Program for PremierWest employees, which includes bonus arrangements for the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Senior Vice President & Credit Administrator, and other senior management. The program establishes a pool of funds (the "Bonus Pool") to be used to make bonus payments to all levels of employees, including the named executive officers. The exact amount of the Bonus Pool is determined based on the level of net profit PremierWest earns for 2005. Depending on the amount by which the net profit for 2005 exceeds net profit for 2004, the amount of the Bonus Pool will vary between 0% and 7% of the 2005 net profit. Individual bonus payments are recommended by the Compensation Committee, approved by the Board, and based on performance evaluations of such individuals, including the named executive officers. No more than twenty-five percent (25%) of the Bonus Pool is designated for distribution to the Chief Executive Officer and the Chief Operating Officer with the remainder designated for distribution to the other employees of PremierWest. The Compensation Committee has the discretion to determine the amounts and to whom such bonus will be paid, if any, and may distribute all or only part of the Bonus Pool.

Item 9.01     Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.
none

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIERRWEST BANCORP
(Registrant)

Date:	March 23, 2005	By:	/s/ Tom Anderson
Tom Anderson
Senior Vice President and Chief Financial
Officer